Exhibit 10.5
August 7, 2025
Ariel Cohen
Via Email
Re: Confirmatory Offer Letter
Dear Ariel,
You are currently employed by Navan, Inc. (the “Company”) as its Founder and Chief Executive Officer. This confirmatory offer letter confirms the terms and conditions of your employment in that role and is intended to replace and supersede prior agreements between you and the Company.
1.    Position. You will continue to serve in a full-time capacity, reporting to the Board (as defined below).
2.    Cash Compensation.
Your salary will continue to be paid at the rate of USD $1,000,000 on an annualized basis, which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions.
As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
You will also continue to be eligible to earn a discretionary bonus, which for fiscal 2026 is an annual award. The amount of each bonus will be determined in the sole discretion by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) or the Board, in their respective discretion and based, in part, on your performance or the performance of the Company during the applicable fiscal year, as well as any other criteria the Board or Committee deems relevant. If the Board or Committee determines that a bonus is payable for any fiscal year, the Company will pay you this bonus (subject to applicable payroll withholdings and deductions) no later than the 15th day of the third month following the end of the applicable fiscal year. Please note, however, that the bonus is not earned until it is paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date, except as may be provided in your Severance Agreement (as defined below). The current target bonus opportunity for you for fiscal 2026 is $400,000. Your bonus opportunity for future fiscal years will be determined by the Committee or the Board in their respective discretion. In addition, the Board or the Committee may, in their respective direction, grant you discretionary bonuses from time to time.
Your compensation is subject to annual review and adjustment by the Company in its sole discretion.
3.    Equity. You have previously been granted one or more equity awards by the Company, which will continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Severance Agreement (as defined below).

4.    Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plans. In addition, you will continue to be entitled to paid-time off in accordance with the Company’s policies, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. The Company may, from time to time, in its sole discretion, modify or eliminate its policies and benefits offered to employees.
5.    Company Policies. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time.
6.    At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time for any reason, with or without advance notice.
7.    Employee Confidentiality and Invention Assignment. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter agreement confirms that the terms of the Employee Invention Assignment and Confidentiality Agreement you previously signed with the Company (the “EIACA”) still apply.
8.    Severance. The Change in Control and Severance Agreement (the “Severance Agreement”) you previously entered into with the Company will continue to apply. The Severance Agreement supersedes all other severance payments and benefits you would otherwise be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
9.    No Prior Conflicts and Duty of Loyalty. You confirm that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with the performance of your duties hereunder or present a conflict of interest with the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
10.    Protected Activity Not Prohibited. You understand that nothing in this letter agreement or the EIACA limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law. Further, nothing in this letter agreement or the EIACA will in any way limit or prohibit you from discussing or disclosing either orally or in writing, any alleged discriminatory or unfair employment practice (including, without limitation, any underlying facts of any alleged discriminatory or unfair employment practice). In addition, you understand that nothing in this letter agreement or the EIACA, including its definition of “Proprietary Information,” prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the preceding, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you hereby acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A. Finally, you understand that nothing in this letter agreement or the EIACA, including its definition of “Proprietary Information,” (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.
11.    Dispute Resolution. There may be times when you and the Company have differences or disputes come up that need to be resolved through a more formal process. We all hope that doesn’t happen. But in case it does, both you and the Company agree to resolve any and all claims, disputes or controversies that either you may have against the Company or that the Company have against you arising out of, relating to, or having any connection to your application for employment, your employment with the Company, and/or the cessation of your employment exclusively through binding arbitration; the arbitration will be held before a single arbitrator to be administered by a neutral dispute resolution agency agreed upon by the parties at the time of the dispute. If you and the Company cannot agree, the American Arbitration Association (“AAA”) will administer the arbitration pursuant to the AAA’s Employment Arbitration Rules (“AAA Rules”). Copies of AAA’s Rules are available on AAA’s website (www.adr.org) or upon request to the Legal Team (legal@navan.com). If there is any conflict between the Rules and the terms of this letter agreement, the language in this letter agreement will control.
Some, but not all, of the types of claims covered are: unpaid wages, overtime, or other compensation; discrimination or harassment on the basis of race, sex, age, national origin, religion, disability or any other protected category; breach of contract; unlawful retaliation; wrongful discharge; employment-related tort claims such as defamation; and claims arising under any state and federal statutes or regulations applicable to employees or applicable to the employment relationship and the cessation of the employment relationship, such as the Age Discrimination in Employment Act, or the Family and Medical Leave Act.
Claims not covered by this agreement are:
(a)    claims for workers’ compensation benefits, for unemployment benefits, or for other benefits under a benefit plan or program that provides its own process for dispute resolution;
(b)    claims for which this agreement would be prohibited or invalid as a matter of federal law, or state law to the extent not preempted by federal law;
(c)    actions to enforce this agreement, compel arbitration, or enforce or vacate an arbitrator’s award under this agreement;
(d)    claims arising under the National Labor Relations Act;
(e)    claims by whistleblowers arising pursuant to the Sarbanes-Oxley Act and alleging unlawful retaliation or seeking other relief pursuant to that Act; and

(f)    an action by either party seeking a provisional remedy in any court of competent jurisdiction.
This agreement does not affect or limit your right to file or recover through a complaint, charge, or communication with any federal, state or local governmental or law enforcement agency, such as the National Labor Relations Board or the Equal Employment Opportunity Commission.
You and the Company agree that the parties and this agreement are subject to the Federal Arbitration Act (“FAA”), 9 U.S.C. § 2, and that this agreement will be enforceable pursuant to and interpreted in accordance with the provisions of the FAA.
The Arbitrator will resolve the dispute based solely upon the law that would govern the claims and defenses pleaded if they were adjudicated in a court of competent jurisdiction, and will have the authority to award the same damages and other relief that would have been available either to you as an individual claimant or to the Company in that court. All claims must be brought in a party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding. The Arbitrator will not have the authority to consolidate the claims of other employees into a single proceeding, to fashion a proceeding as a class, collective action, or representative action, or to award relief to a class or group of employees.
All disputes concerning the existence, scope, formation, enforceability, revocability or validity of this agreement or any portion of this agreement, will be resolved by the Arbitrator.
By acknowledging / signing below, and/or by continuing employment and/or reporting to work, you agree to be bound to this Dispute Resolution agreement, as does the Company. You agree that you have read and understand this agreement and have consulted, or have had the opportunity to consult, with an attorney of your choosing regarding its effect to the extent you deem necessary. You understand that you must arbitrate any and all disputes or claims against the Company that are covered by this agreement; the Company must arbitrate any disputes or claims against you that are covered by this agreement; that both you and the Company are waiving their respective rights to a trial by a jury; and that neither you nor the Company may file a lawsuit in court in regard to any claims or disputes covered by this agreement. This agreement does not constitute a guarantee of employment for any fixed period or under any particular terms except those contained herein and does not alter in any way the at-will nature of any employment relationship.
You acknowledge and agree that upon your execution of this letter agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company. This letter agreement, together with your Severance Agreement, EIACA, equity agreements and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).
All questions concerning the construction, validity and interpretation of this letter agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any lawsuit arising out of or in any way related to this letter agreement to the parties’ relationship hereunder (to the extent permitted under this letter agreement) will be brought only in those state or federal courts having jurisdiction over actions arising in Santa Clara County in the State of California.

If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign below and return this letter to me to indicate your agreement with its terms.

Very truly yours,
Navan, Inc.

By:	/s/ Howard Baik
Howard Baik
General Counsel & Corporate Secretary
I have read and accept these terms of employment.

/s/ Ariel Cohen	9/19/2025
Ariel Cohen	DATE

Exhibit A
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016
“ . . . An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”